Exhibit 2.1
Execution Copy
PURCHASE AND SALE AGREEMENT
by and between
WESTERN POCAHONTAS PROPERTIES LIMITED PARTNERSHIP,
as Seller
and
NATURAL RESOURCE PARTNERS L.P.
and
WPP LLC,
as Buyer
April 2, 2007

	ARTICLE 1
	DEFINITIONS AND INTERPRETATIONS

1.1	Definitions	1
1.2	Interpretations	1

	ARTICLE 2
	PURCHASE AND SALE OF ASSETS

2.1	Purchase and Sale	2
2.2	Excluded Assets	2
2.3	Purchase Price	3
2.4	The Closing	3
2.5	Effective Time	3
2.6	Deliveries at the Closing	3

	ARTICLE 3
	REPRESENTATIONS AND WARRANTIES OF SELLER

3.1	Representations as to Seller and Transaction	4
3.2	Representations and Warranties Concerning the Assets	6

	ARTICLE 4
	REPRESENTATIONS AND WARRANTIES OF BUYER AND THE PARTNERSHIP

4.1	Representations and Warranties of Buyer and the Partnership	8

	ARTICLE 5
	COVENANTS

5.1	Cooperation and Reasonable Efforts	11
5.2	Possession and Retention of and Access to the Records	11
5.3	Transaction Units	12
5.4	Obligations Regarding Non-Permitted Mineral Properties	13

	ARTICLE 6
	CONDITIONS TO CLOSING

6.1	Seller’s Conditions	13
6.2	Buyer’s and the Partnership’s Conditions	14

	ARTICLE 7
	REMEDIES FOR BREACHES OF AGREEMENT

7.1	Survival of Representations, Warranties and Covenants	15
7.2	Indemnification Provisions for Benefit of Buyer and the Partnership	15
7.3	Indemnification Provisions for Benefit of Seller	16
7.4	Determination of Adverse Consequences	17
7.5	Notice of Asserted Liability; Opportunity to Defend	18

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	ARTICLE 8
	TAX MATTERS

8.1	Cooperation on Tax Matters	19
8.2	Certain Taxes	20
8.3	Audits	20
8.4	Control of Proceedings	20
8.5	Powers of Attorney	20
8.6	Remittance of Refunds	21
8.7	Allocation of Purchase Price	21
8.8	Closing Tax Certificate	21

	ARTICLE 9
	MISCELLANEOUS

9.1	Insurance	21
9.2	Press Releases and Public Announcements	21
9.3	No Third Party Beneficiaries	22
9.4	Succession and Assignment	22
9.5	Counterparts	22
9.6	Notices	22
9.7	Governing Law	23
9.8	Consent to Jurisdiction and Service of Process; Appointment of
	Agent for Service of Process	23
9.9	Waiver of Jury Trial	24
9.10	Entire Agreement	24
9.11	Severability	24
9.12	Transaction Expenses	24
9.13	Waiver	24
9.14	Drafting	24

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EXHIBITS

Exhibit A:	Definitions

Exhibit B:	Form of Special Warranty Deed

Exhibit C:	Form of Assignment and Assumption of Leases

Exhibit D:	Form of Bill of Sale (Records and Personal Property)

SCHEDULES

Schedule 2.1(a)	Non-Permitted Mineral Properties

Schedule 2.1(b)	Leases

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PURCHASE AND SALE AGREEMENT
     THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) dated as of April 2, 2007 is by and between Western Pocahontas Properties Limited Partnership, a Delaware limited partnership (“Seller”), Natural Resource Partners L.P., a Delaware limited partnership (“Partnership”), and WPP LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership (“Buyer”). Seller, the Partnership and Buyer are sometimes referred to collectively herein as the “Parties” and individually as a “Party.”
RECITALS
     WHEREAS, Seller is the owner of the Assets and is required to offer certain of the Assets to Buyer pursuant to the terms and conditions of the Omnibus Agreement; and
     WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Assets in exchange for the Purchase Price, subject to and in accordance with the terms and conditions of this Agreement and the Deeds.
     NOW, THEREFORE, in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
DEFINITIONS AND INTERPRETATIONS
     1.1 Definitions. Unless otherwise provided to the contrary in this Agreement, capitalized terms in this Agreement shall have the meanings set forth in Exhibit A.
     1.2 Interpretations. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:
          (a) Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.
          (b) If a word or phrase is defined, its other grammatical forms have a corresponding meaning.
          (c) The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. All references in this Agreement to articles, sections or subdivisions hereof shall refer to the corresponding article, section or subdivision of this Agreement unless specific reference is made to such articles, sections, or subdivisions of another document or instrument.
          (d) A reference to any agreement or document (including a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
          (e) A reference to legislation or to a provision of legislation includes a modification or reenactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.
          (f) The word “including” shall mean including without limitation.
          (g) The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part of this Agreement.
ARTICLE 2
PURCHASE AND SALE OF ASSETS
     2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, all of Seller’s right, title and interest in the following (collectively, the “Assets”):
          (a) the Mineral Properties;
          (b) the Leases;
          (c) the Records; and
          (d) the Personal Property.
     2.2 Excluded Assets. It is specifically agreed that Seller is not selling and Buyer is not purchasing the following assets, all of which shall be deemed excluded from the definition of “Assets” (the “Excluded Assets”):
          (a) Any cash, accounts receivable, notes receivable or cash equivalents of Seller attributable to the Assets and relating to the period prior to the Effective Time (whether or not received after the Effective Time);
          (b) Other than any rights related to the surface in connection with the acquisition of the Mineral Properties, any rights to the surface of the real property identified in the Deeds;
          (c) Any coal-bed methane, oil, gas and other hydrocarbons and any substances necessarily produced in association with such oil, gas and other hydrocarbons; and
          (d) The Overriding Royalty.
It is the intention of Seller and Buyer that coal shall be the dominant estate with respect to the Assets and the exercise of coal-bed methane, oil and gas, surface and other rights retained by

Seller shall not unreasonably interfere with the operations relating to the mining, production, treatment, transportation of coal or other use of the Assets by Buyer.
     2.3 Purchase Price. The aggregate purchase price for the Assets shall be (i) the Transaction Units and (ii) the Cash Consideration (the items referred to in clauses (i) and (ii), collectively, the “Purchase Price”).
     2.4 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date hereof or at such other time agreed by Seller and Buyer (the “Closing Date”), and at such place as agreed by Seller and Buyer. All of the deliveries of documents that are contemplated by this Agreement to be made at the Closing shall be delivered to the applicable Party or Parties by (i) in person delivery, (ii) overnight courier service for delivery on the Closing Date or (iii) if delivery by overnight courier service on the Closing Date is not practicable, then by facsimile on the Closing Date, with original executed documents delivered on the next succeeding business day. Any documents to be delivered to a Party on the Closing Date will be delivered and held in escrow until the Parties communicate via telephone to confirm delivery of all documents and consummation of all other actions contemplated by this Article 2.
     2.5 Effective Time. The transactions contemplated by this Agreement shall be effective for accounting, reporting and financial purposes as of 12:01 a.m. on April 1, 2007 (the “Effective Time”).
     2.6 Deliveries at the Closing. At the Closing:
          (a) Seller will:
               (i) execute and deliver to Buyer special warranty deeds in substantially the form attached as Exhibit B (the “Deeds”), conveying to Buyer the Mineral Properties and related mineral rights, together with any transfer Tax declarations required by applicable Law;
               (ii) execute and deliver to Buyer the Assignment and Assumption of Leases in substantially the form attached as Exhibit C (the “Assignment and Assumption of Leases”);
               (iii) execute and deliver to Buyer the Bill of Sale in substantially the form of Exhibit D (the “Bill of Sale”), transferring to Buyer title to the Records and Personal Property;
               (iv) deliver to Buyer possession of the Assets, including the Records;
               (v) deliver to Buyer the certificate required by Section 8.8 hereof; and
               (vi) deliver to Buyer copies of the Required Consents, which shall be on terms reasonably acceptable to Buyer;
          (b) Buyer will:

               (i) execute and deliver to Seller the Assignment and Assumption of Leases;
               (ii) execute and deliver to Seller the Bill of Sale; and
               (iii) deliver the Cash Consideration to Seller by wire transfer in immediately available funds to the account specified in writing by Seller to Buyer; and
          (c) The Partnership will issue to Seller the Transaction Units, which securities shall be evidenced by a certificate duly executed and delivered by or on behalf of the Partnership and bearing the legend set forth in Section 5.3(b)(i).
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER
     3.1 Representations as to Seller and Transaction. Seller hereby represents and warrants to Buyer and the Partnership as follows:
          (a) Organization; Qualification. Seller is a limited partnership duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Seller is duly authorized, qualified and licensed and has all requisite power and authority under all applicable laws, ordinances and orders of public authorities to own, operate and lease its properties and assets and to carry on its business in the places and in the manner currently conducted. Seller is qualified to transact business as a foreign limited partnership and is in good standing in West Virginia.
          (b) Authorization of Transaction. Seller has full limited partnership power and authority to execute and deliver this Agreement and the other Transaction Documents to which Seller is a party, to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which Seller is a party and the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action, limited partnership and otherwise, on the part of Seller. This Agreement and all other Transaction Documents required hereunder to be executed and delivered by Seller have been duly executed and delivered by Seller. This Agreement and the other Transaction Documents to which Seller is a party constitute the valid and legally binding obligations of Seller enforceable against Seller in accordance with their respective terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          (c) Noncontravention. Neither the execution and delivery of this Agreement or any of the other Transaction Documents to which Seller is a party, nor the consummation of the transactions contemplated hereby or thereby by Seller, will, with or without the passage of time or the giving of notice or both (i) violate or conflict with any law, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which Seller or any of the Assets of Seller is subject or any provision of Seller’s Organizational Documents, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which Seller or any of its assets (including the Assets) is subject or bound, except where the violation, conflict, breach, default, right to accelerate, terminate, modify or cancel or failure to give notice could not reasonably be expected to have a Material Adverse Effect on Seller or (iii) result in the creation or imposition of any Encumbrance.
          (d) Consents. Seller is not required to give notice to, make any filing with, or obtain any authorization, consent, or approval of any Person for Seller to execute and deliver this Agreement and the other Transaction Documents to which Seller is a party or to consummate the transactions contemplated hereby or thereby, other than those that have been given, made or obtained as of the date of this Agreement (“Required Consents”).
          (e) Brokers’ Fees. Neither Seller nor any of its Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, including any for which the Partnership, Buyer or their respective Affiliates could become liable or obligated.
          (f) Solvency. As of the date of this Agreement, and after consummation of the transactions contemplated by this Agreement, Seller is not, and will not be, insolvent or unable to pay its debts nor has it, or will it have, made a general assignment with or for the benefit of its creditors, and no proceeding under any bankruptcy, insolvency or reorganization Law has been, or will have been, commenced by or with respect to Seller.
          (g) Investor Status.
               (i) The Transaction Units are being acquired by Seller for investment purposes only, for Seller’s own account and not as nominee or agent for any other person or entity, and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act.
               (ii) Seller has such expertise, knowledge and sophistication in financial and business matters generally that it is capable of evaluating, and has evaluated, the merits and economic risks of its investment in the Partnership and the suitability of the Transaction Units as investments.
               (iii) In connection with the acquisition of the Transaction Units hereunder, Seller has had the opportunity to examine all aspects of the Partnership and its operations and financial condition that Seller has deemed relevant, and has had access to all information with respect to the Partnership and its business in order to make an evaluation thereof. In connection with the acquisition of the Transaction Units, Seller has had the opportunity to ask questions of and receive answers from the officers, employees and representatives of the Partnership concerning the Partnership and to obtain such additional information about the Partnership as Seller deems necessary for an evaluation thereof. The investment decision of Seller to acquire the Transaction Units has been based solely upon the evaluation made by Seller of the Partnership. In evaluating the suitability of an investment in the

Partnership, Seller has not been furnished and has not relied upon any representations or other information (whether oral or written) other than as contained in the representations and warranties of the Partnership and Buyer in this Agreement and information in the instruments referred to in Section 3.1(g)(iv); provided that Seller’s investigation and evaluation shall not affect Seller’s ability to rely on the representations and warranties of the Partnership and Buyer contained herein.
               (iv) Seller acknowledges that it has received, sufficiently in advance of this Agreement as Seller deems necessary to evaluate an investment in the Transaction Units, a copy of each of the Partnership SEC Documents, and has been informed that copies of Exhibits to each of the Partnership SEC Documents will be made available to Seller upon its written request.
               (v) Seller is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act.
               (vi) Seller acknowledges that the Transaction Units have not been offered or sold by means of any form of general solicitation or general advertising or by means of publicly disseminated advertisements or sales literature.
          (h) Status of Transaction Units; Disposition.
               (i) Seller acknowledges that no registration statement relating to the Transaction Units has been filed under the Securities Act or any state securities law and that, consequently, the Transaction Units are “restricted securities” within the meaning of Rule 144 under the Securities Act, and may not be sold, pledged, hypothecated or otherwise transferred (and, therefore, must be held by Seller) unless the Transaction Units subsequently are registered under the Securities Act and such state laws or unless an exemption from such registration requirements is available.
               (ii) Neither Seller nor anyone acting on its behalf has offered or sold or will offer or sell any of the Transaction Units by means of any form of general solicitation or general advertising or has taken or will take any action that would constitute a distribution of the Transaction Units under the Securities Act, would render the disposition of the Transaction Units a violation of Section 5 of the Securities Act or any state or other applicable securities law, or would require registration or qualification pursuant thereto.
     3.2 Representations and Warranties Concerning the Assets. Seller hereby represents and warrants to Buyer and the Partnership as follows:
          (a) Title to the Assets. The Assets are free and clear of all Encumbrances, except for Permitted Encumbrances. The Deeds contain a true and complete listing of all Mineral Properties and Schedule 2.1(b) contains a true and complete listing of all Leases.
          (b) No Adverse Claims. There are no adverse claims to any of the Assets except for (i) Permitted Encumbrances and (ii) those claims which could not reasonably be expected to have a Material Adverse Effect on Seller or the Assets. There are no eminent domain, zoning or condemnation proceedings pending, or to Seller’s Knowledge, threatened against any of the Assets except such proceedings that could not reasonably be expected to have a Material Adverse Effect on Seller or the Assets.
          (c) Tax Matters. Except as could not reasonably be expected to have a Material Adverse Effect on Seller:
               (i) There is no dispute or claim concerning any Tax liability with respect to the Assets claimed or raised by any Governmental Authority.
               (ii) There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Returns required to be filed by or with respect to the Assets or for which Buyer or the Partnership may be responsible.
               (iii) Seller has filed all Tax Returns with respect to the Assets of Seller that were required to be filed and such Tax Returns (with respect to such Assets) are accurate in all material respects. All Taxes shown as due with respect to the Assets on any such Tax Returns have been paid.
          (d) Litigation. None of the Assets (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is the subject of any pending, or to Seller’s Knowledge, threatened claim or demand by notice of violation or liability from, or action, suit, proceeding, hearing or investigation of, in, or before, any Person, except where any of the foregoing could not reasonably be expected to have a Material Adverse Effect on Seller or the Assets.
          (e) Environmental Matters.
               (i) With respect to the Assets, Seller and each lessee of Seller, are in compliance with all applicable federal, state and local Laws (including common law) relating to the protection of the environment as in effect on or before the date of this Agreement, including SMCRA, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. section 9601, et seq. (“CERCLA”), the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. section 6901, et seq., the Clean Air Act, as amended, 42 U.S.C. section 7401, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. section 1251, et seq., and the Oil Pollution Act of 1990, 33 U.S.C. section 2701, et seq. and the statutes, regulations, rules and orders of all agencies responsible for supervision and enforcement of environmental and mining laws of West Virginia (collectively, the “Environmental Laws” and individually an “Environmental Law”), except for such instances of noncompliance that could not reasonably be expected to have a Material Adverse Effect on Seller or the Assets.
               (ii) Except as could not reasonably be expected to have a Material Adverse Effect on Seller or the Assets, Seller has not incurred and has not received notice of, any claims, liabilities, losses, costs, damages or expenses (including attorneys’ fees) with respect to the Assets arising under any Environmental Laws.
               (iii) Except as could not be reasonably expected to have a Material Adverse Effect on Seller, (A) there are no pending or, to Seller’s Knowledge, threatened claims,

demands, notices of violation or liability, actions, suits, proceedings, hearings or investigations against Seller with respect to the Assets under any Environmental Laws, and (B) none of the Assets is subject to any outstanding injunction, judgment, order, decree, ruling or charge under any Environmental Laws.
               (iv) Seller has not received any notice that Seller or its predecessors in title with respect to the Assets is or may be a potentially responsible party under CERCLA or any analogous state law in connection with any site actually or allegedly containing or used for the treatment, storage or disposal of Hazardous Substances.
          (f) Leases. The Leases are in full force and effect, and Seller has performed all material obligations required to be performed by it under such Leases and is not in default under any obligation of such Leases. Seller has no Knowledge of any default by any counterparty to any Lease.
          (g) Compliance with Law. Seller has not conducted active mining operations or other physical operations in the area where the Assets are located. To Seller’s Knowledge, Seller has complied in all material respects with all applicable Laws respecting its ownership of the Assets.
          (h) Authorizations and Approvals. To Seller’s Knowledge, Seller has obtained all authorizations, consents, and approvals, and has made all filings and notifications and maintained all information, documentation and records, required of Seller under applicable Laws including Environmental Laws with respect to the Assets and all such authorizations, consents, approvals, filings and notifications are in full force and effect, except for such matters that could not reasonably be expected to have a Material Adverse Effect on Seller or the Assets.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER AND THE PARTNERSHIP
     4.1 Representations and Warranties of Buyer and the Partnership. Buyer and the Partnership hereby jointly and severally represent and warrant to Seller as follows:
          (a) Organization. Each of Buyer and the Partnership is a limited liability company or limited partnership, as applicable, duly organized, validly existing, and in good standing under the Laws of the State of Delaware.
          (b) Authorization of Transaction. Each of Buyer and the Partnership has full limited liability company or limited partnership, as applicable, power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which Buyer or the Partnership, as applicable, is a party and the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action, limited liability company, limited partnership and otherwise, on the part of Buyer and the Partnership, including the Conflicts Committee. This Agreement and all other Transaction Documents required hereunder to be executed and delivered by Buyer or the Partnership, as applicable, have been duly executed and delivered by Buyer or the Partnership, as applicable. This Agreement and the other Transaction Documents to which Buyer or the

Partnership, as applicable, is a party constitute the valid and legally binding obligations of Buyer or the Partnership, as applicable, enforceable against Buyer or the Partnership, as applicable, in accordance with their respective terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          (c) Noncontravention. Assuming the Required Consents have been given, made or obtained, neither the execution and delivery of this Agreement or any of the other Transaction Documents to which Buyer or the Partnership is a party, nor the consummation of the transactions contemplated hereby or thereby by Buyer or the Partnership, will (i) violate or conflict with any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which Buyer or the Partnership is subject or any provision of Buyer’s or the Partnership’s Organizational Documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer or the Partnership is a party or by which Buyer or the Partnership or any of their respective assets is subject or bound, except where the violation, conflict, breach, default, right to accelerate, terminate, modify or cancel or failure to give notice would not reasonably be expected to have a Material Adverse Effect on the Partnership.
          (d) Consents. Neither Buyer nor the Partnership is required to give notice to, make any filing with, or obtain any authorization, consent, or approval of any Person for such Party to execute and deliver this Agreement and the other Transaction Documents to which such Party is a party or to consummate the transactions contemplated hereby or thereby, other than (i) such filings and/or notices as may be required under the Securities Act or the Exchange Act; (ii) filings with the NYSE; (iii) such filings and approvals as may be required by any applicable state securities or “blue sky” laws, which will be made prior to the Closing (other than any that are customarily made after the closing of transactions of this type), and (iv) those that have been given, made or obtained as of the date of this Agreement.
          (e) Brokers’ Fees. None of Buyer, the Partnership or any of their respective Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, including any for which Seller or its Affiliates could become liable or obligated.
          (f) Solvency. As of the date of this Agreement, and after consummation of the transactions contemplated by this Agreement, neither Buyer nor the Partnership is insolvent or unable to pay its debts and neither the Buyer nor the Partnership has made a general assignment with or for the benefit of its creditors, and no proceeding under any bankruptcy, insolvency or reorganization Law has been commenced by or with respect to Buyer or the Partnership.
          (g) Capital Structure of the Partnership. As of the date of this Agreement, the authorized Equity Interest of the Partnership is as set forth in the Partnership Agreement. At the close of business on February 27, 2007: (i) 25,976,795 Common Units were issued and outstanding; (ii) 5,676,817 Subordinated Units were issued and outstanding; (iii) 541,956 Class B Units were issued and outstanding; (iv) the General Partner held 2% of the total partnership interest in the Partnership; (v) no Common Units were subject to issuance under outstanding awards, or reserved for issuance pursuant to awards that may be granted, under the Partnership Long-Term Incentive Plan; (vi) no Voting Debt of the Partnership was issued and outstanding; and (vii) the Incentive Distribution Rights were held by the General Partner and the limited partners of the General Partner. Except as expressly set forth in this Agreement, the other Transaction Documents or the Partnership SEC Documents, as of the date of this Agreement, there are outstanding: (A) no Equity Interests or Equity Interest Equivalents, Voting Debt or other voting securities of the Partnership; (B) no securities of the Partnership or any subsidiary of the Partnership convertible into or exchangeable for shares of Equity Interests or Equity Interest Equivalents, Voting Debt or other voting securities of the Partnership or any subsidiary of the Partnership; and (C) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the Partnership or any subsidiary of the Partnership is a party or by which it is bound in any case obligating the Partnership or any subsidiary of the Partnership to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Equity Interests or Equity Interest Equivalents or any Voting Debt or other voting securities of the Partnership or of any subsidiary of the Partnership or obligating the Partnership or any subsidiary of the Partnership to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.
          (h) SEC Documents. The Partnership has made available to Seller a true and complete copy of each of the Partnership SEC Documents and exhibits to each of the Partnership SEC Documents. The Partnership SEC Documents include all the documents (other than preliminary material) that the Partnership was required to file under the Exchange Act with the SEC since December 31, 2006. As of their respective dates, the Partnership SEC Documents complied as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder applicable to such Partnership SEC Documents, and none of the Partnership SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Partnership included in the Partnership SEC Documents were prepared from the books and records of the Partnership and its subsidiaries, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which is material) the consolidated financial position of the Partnership and its consolidated subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Partnership and its consolidated subsidiaries for the periods presented therein. Notwithstanding the foregoing statements, the Partnership and Buyer shall have no liability hereunder with respect to any current report on Form 8-K that was “furnished” rather than “filed” with the SEC.
          (i) Transaction Units Validly Issued. The Transaction Units, and the limited partner interests represented thereby, when issued by the Partnership upon delivery of the Assets to Buyer, will have been duly and validly authorized and issued, free of any preemptive or similar rights, and will be fully paid and nonassessable (except as such non-assessability may be affected by Section 17-607 of the Delaware Limited Partnership Act).
          (j) Offering. Subject in part to the truth and accuracy of Seller’s representations set forth in Section 3.1(g), Section 3.1(h) and Section 5.3 of this Agreement, the offer, sale and issuance of the Transaction Units contemplated by this Agreement are exempt from the registration requirements of the Securities Act, and the qualification or registration requirements of the Law or other applicable blue sky laws.
          (k) Litigation. There is no action, suit, or proceeding, pending or Known to be threatened, against or affecting either Buyer or the Partnership in any court or before any arbitrator or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality which (i) in any manner raises any question affecting the validity or enforceability of this Agreement, or (ii) could reasonably be expected to have a Material Adverse Effect on the Partnership.
          (l) Partnership Agreement. The Partnership Agreement is in force and effect as of the date hereof and, except as set forth in the Partnership SEC Documents, a true and accurate copy of such agreement as amended to date has been provided to Seller.
ARTICLE 5
COVENANTS
     5.1 Cooperation and Reasonable Efforts. The Parties agree that from time to time after the Closing Date (a) they will execute and deliver (or cause their respective Affiliates to execute and deliver) such further instruments, and take (or cause their respective Affiliates to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement and the other Transaction Documents and (b) they will (or will cause their respective Affiliates to) pay over to or reimburse any other Party for any revenue received, tax paid or refunded or other expense paid or amount received that is properly payable to such other Party based upon the ownership of the Assets at the time such payment, right or obligation accrued or was received. Any such further action described in clause (a) shall be made at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under Article 7).
     5.2 Possession and Retention of and Access to the Records. At the Closing, Buyer will take possession of all Records. Buyer agrees (a) to hold the Records and not to destroy or dispose of any portion thereof for a period of five years from the Closing Date or such longer period as may be required by Law, provided that at any time after such period, if it desires to destroy or dispose of such Records, it will first offer in writing at least 60 days before such destruction or disposition to surrender them to Seller and if Seller or its successors and assigns do not accept such offer within 60 days after receipt of such offer, Buyer may take such action, and (b) following the Closing Date, to afford Seller and its successors and assigns and any of their employees, accountants, and counsel, at Seller’s own expense, during normal business hours, upon reasonable request, full access to the Records and to Buyer’s employees; provided that such access will not be construed to require the disclosure of Records that would cause the waiver of any attorney-client, work product or like privilege; and provided, further, that in the event of any litigation nothing herein shall limit any Party’s rights of discovery under applicable Law. Nothing herein shall impose any liability upon Buyer or the Partnership in the event of destruction or loss of any Records as a result of casualty.
     5.3 Transaction Units.
          (a) Seller agrees that the Transaction Units shall not be offered for sale, sold, transferred, conveyed, assigned, pledged, hypothecated, exchanged, dividended, distributed or otherwise disposed of unless the offer and sale is registered under the Securities Act and applicable state securities laws or an exemption from such registration is available and complied with, and that, unless so registered, no sale, transfer, conveyance, assignment, pledge, hypothecation, exchange, dividend, distribution or other disposition, or offer thereof, of the Transaction Units can be made unless the Partnership receives an opinion in form and substance satisfactory to it in its sole discretion from a nationally recognized law firm that registration is not required under the Securities Act or any applicable state securities laws; provided, however, that the Partnership may in its sole discretion waive the requirement of a legal opinion.
          (b) Seller acknowledges the following:
               (i) The following legend may be placed on the certificates representing the Transaction Units:
THE UNITS (THE “UNITS”) EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER AGREES THAT IT WILL NOT DISTRIBUTE, OFFER, RESELL, PLEDGE OR OTHERWISE TRANSFER (INDIVIDUALLY AND COLLECTIVELY, A “TRANSFER”) THE UNITS EVIDENCED HEREBY, EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT SUCH AS THE EXEMPTION SET FORTH IN RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE). IF THE PROPOSED TRANSFER IS TO BE MADE OTHER THAN PURSUANT TO CLAUSE (A) ABOVE, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE ISSUER AND THE TRANSFER AGENT SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS THE ISSUER AND THE TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR ANY STATE OR FOREIGN SECURITIES LAW.

The legend set forth above may be removed if and when the Transaction Units represented by such certificate are disposed of pursuant to an effective registration statement under the Securities Act, the opinion of counsel referred to above has been provided to the Partnership, or, in the opinion of counsel to the Partnership, the same are no longer required under the applicable requirements of such securities laws. The unit certificates shall also bear any additional legends required by applicable federal or state securities laws, which legends may be removed when, in the opinion of counsel to the Partnership, the same are no longer required under the applicable requirements of such securities laws.
               (ii) Stop transfer instructions have been or will be placed with respect to the Transaction Units so as to restrict the distribution, resale, pledge, hypothecation or other transfer thereof.
               (iii) The legend and stop transfer instructions described in subparagraphs (i) and (ii) above will be replaced with respect to any new certificate issued upon presentment by the undersigned of a certificate for transfer.
          (c) Seller is aware that the Partnership has relied on the representations and warranties of Seller set forth in Section 3.1(g) and Section 3.1(h) and on the covenants of Seller set forth in Section 3.1(h) and this Section 5.3 in determining that an exemption from registration under the Securities Act, applicable state securities laws and the rules promulgated thereunder is available for the issuance of the Transaction Units by the Partnership to Seller, and that, but for such representations and covenants, no issuance of the Transaction Units would be made by the Partnership to Seller pursuant to this Agreement.
     5.4 Obligations Regarding Non-Permitted Mineral Properties. Seller agrees to offer the Partnership (or its Affiliates) the opportunity to purchase the Overriding Royalty (or any portion thereof) in accordance with the procedures set forth in Section 2.4 of the Omnibus Agreement (without regard to the requirement that such Overriding Royalty or portion thereof have a fair market value greater than $10.0 million) at such time as the Non-Permitted Mineral Properties (or any portion thereof) are permitted, on such terms to be agreed by Seller and the Partnership.
ARTICLE 6
CONDITIONS TO CLOSING
     6.1 Seller’s Conditions. The obligation of Seller to close the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any of which may be waived by Seller in its sole discretion:
          (a) The representations and warranties of the Partnership and Buyer contained in Article 4 of this Agreement shall be true and correct in all material respects (provided, however, that any such representation or warranty that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified by materiality for purposes of this Section 6.1(a)) on and as of the Closing Date as if made on and as of such date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.
          (b) Each of the Partnership and Buyer shall have performed in all material respects the obligations, covenants and agreements of it contained herein and in the other Transaction Documents to which it is a party and required to be performed by it before Closing.
          (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement shall be effective as of the Closing.
          (d) Buyer shall have delivered the items required to be delivered by Buyer pursuant to Section 2.6(b) and the Partnership shall have delivered the items required to be delivered by the Partnership pursuant to Section 2.6(c).
          (e) The Transaction Units shall have been approved for listing on the NYSE, subject to official notice of issuance.
     6.2 Buyer’s and the Partnership’s Conditions. The obligation of Buyer and the Partnership to close the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any of which may be waived by Buyer in its sole discretion:
          (a) The representations and warranties of Seller, as applicable, in Article 3 shall be true and correct in all material respects (provided, however, that any such representation or warranty that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified by materiality for purposes of this Section 6.2(a)) on and as of the Closing Date as if made on and as of such date, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true or correct in all material respects as of such specified date.
          (b) Seller shall have performed, in all material respects, its obligations, covenants and agreements contained herein and in the other Transaction Documents and required to be performed by it before Closing.
          (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement shall be effective as of the Closing.
          (d) Buyer shall have received from its environmental consultants a Phase I report with respect to the Assets, which report is satisfactory to Buyer.
          (e) Seller shall have delivered the items required to be delivered by them pursuant to Section 2.6(a).

ARTICLE 7
REMEDIES FOR BREACHES OF AGREEMENT
     7.1 Survival of Representations, Warranties and Covenants. The representations and warranties of Seller contained in Article 3 or in any other Transaction Document delivered by Seller pursuant hereto shall survive the Closing under this Agreement for a period of two years after the Closing Date except for those in Section 3.2(c) which shall survive until 60 days after the expiration of all applicable statutes of limitation and those in Section 3.1(a), Section 3.1(b), Section 3.1(e), Section 3.1(g), Section 3.1(h) and Section 3.2(a) (the representations and warranties of Seller contained in such Sections, the “Fundamental Seller Representations”) which shall survive indefinitely. The representations and warranties of Buyer and the Partnership contained in Article 4 or in any other Transaction Document delivered by Buyer or the Partnership pursuant hereto shall survive the Closing for a period of two years after the Closing Date other than those in Section 4.1(a), Section 4.1(b), Section 4.1(e), Section 4.1(g), Section 4.1(i), Section 4.1(j) and Section 4.1(l) (the representations and warranties of the Partnership and Buyer contained in such Sections, the “Fundamental Buyer Representations”), which shall survive indefinitely. The covenants contained in this Agreement or the other Transaction Documents to be performed after the Closing shall survive the Closing indefinitely. The right to make claims for indemnification or reimbursement based upon any covenant to be performed or completed after the Closing Date will survive the Closing for a period of five years or until 60 days after the expiration of the term of such covenant, whichever is later.
     7.2 Indemnification Provisions for Benefit of Buyer and the Partnership.
          (a) Seller shall indemnify and hold Buyer Indemnitees harmless from and against any and all Adverse Consequences whatsoever arising out of or resulting from:
               (i) Any breach of a warranty or representation by Seller contained herein (other than the Fundamental Seller Representations) or in any other Transaction Document to the extent that and only to the extent that (A) there is an applicable survival period pursuant to Section 7.1 with respect to such warranty or representation; and (B) Buyer makes a written claim for indemnification against Seller pursuant to Section 9.6 within such survival period;
               (ii) Any breach of a Fundamental Seller Representation by Seller or the nonperformance by Seller of any covenant or obligation to be performed by Seller hereunder;
               (iii) Any liability or claim arising out of the ownership, conduct or operation of the Assets prior to the Closing; and
               (iv) Any claim which may be asserted against Buyer or any of the Assets by any third party or any of Seller’s current or former employees, independent contractors, their employees, or agents with respect to liabilities incurred by or on Seller’s behalf prior to the Closing, whether covered by a collective bargaining agreement or not, including labor costs, severance pay, pension benefits, employee benefits, workers’ compensation, vacation and holiday benefits, sick pay, multiemployer withdrawal liability, any and all employee benefits, and any other costs associated therewith.

          (b) Limitations of Indemnification. The following limitations shall apply with regard to Seller’s obligations to indemnify Buyer Indemnitees pursuant to this Section 7.2:
               (i) Seller and its Affiliates’ aggregate liability under Section 7.2(a)(i) of this Agreement shall not exceed $4,000,000 (the “Liability Cap”). The limitations on the indemnification obligations set forth in the prior sentence shall not apply to Adverse Consequences resulting from fraud or willful misconduct by Seller or its Affiliates.
               (ii) Seller and its Affiliates’ will have no liability under Section 7.2(a)(i) of this Agreement unless and until the aggregate Adverse Consequences for which Buyer Indemnitees are entitled to recover under Section 7.2(a)(i) of this Agreement exceed $200,000 (the “Threshold Amount”); provided, however, once such amount exceeds the Threshold Amount, Buyer Indemnitees will be entitled to recover all amounts to which they are entitled in excess of the Threshold Amount, subject to the limitations set forth in (i) above.
               (iii) Each of Buyer and the Partnership acknowledges and agrees that the indemnification provisions in this Article 7 shall be the exclusive remedies of Buyer Indemnitees with respect to the transactions contemplated by this Agreement.
               (iv) Any claim that may be brought under Section 7.2(a)(ii), Section 7.2(a)(iii) or Section 7.2(a)(iv), regardless of whether it may also be brought under Section 7.2(a)(i), shall not be subject to any limitation specified in Section 7.2(b)(i) or Section 7.2(b)(ii).
     7.3 Indemnification Provisions for Benefit of Seller.
          (a) Buyer and the Partnership shall jointly and severally indemnify and hold Seller Indemnitees harmless from and against all Adverse Consequences whatsoever arising out of or resulting from:
               (i) Any breach of a warranty or representation by Buyer or the Partnership contained herein (other than the Fundamental Buyer Representations) or in any other Transaction Document to the extent that and only to the extent that (A) there is an applicable survival period pursuant to Section 7.1 with respect to such warranty or representation; and (B) Seller makes a written claim for indemnification against Buyer pursuant to Section 9.6 within such survival period;
                (ii) Any breach of a Fundamental Buyer Representation by Buyer or the Partnership or the nonperformance by Buyer or the Partnership of any covenant or obligation to be performed by Buyer or the Partnership hereunder, other than with respect to Adverse Consequences arising as a result of a breach by Seller of any warranty, representation, covenant or obligation contained herein or in any other Transaction Documents; and
               (iii) Any liability arising out of the ownership, conduct or operation of the Assets from and after the Closing other than with respect to Adverse Consequences arising as a result of a breach by Seller of any warranty, representation, covenant or obligation contained herein or in any other Transaction Documents.

          (b) Limitations of Indemnification. The following limitations shall apply with regard to Buyer’s and the Partnership’s obligations to indemnify Seller Indemnitees pursuant to this Section 7.3:
               (i) Buyer’s, the Partnership’s and their respective Affiliates’ aggregate liability under Section 7.3(a)(i) of this Agreement shall not exceed the Liability Cap. The limitations on the indemnification obligations set forth in the prior sentence shall not apply to Adverse Consequences resulting from fraud or willful misconduct by Buyer or the Partnership or any of their respective Affiliates.
               (ii) Buyer, the Partnership and their respective Affiliates will have no liability under Section 7.3(a)(i) of this Agreement unless and until the aggregate Adverse Consequences for which Seller Indemnitees are entitled to recover under Section 7.3(a)(i) of this Agreement exceed the Threshold Amount; provided, however, once such amount exceeds the Threshold Amount, Seller Indemnitees will be entitled to recover all amounts to which they are entitled in excess of the Threshold Amount, subject to the limitations set forth in (i) above.
               (iii) Seller acknowledges and agrees that the indemnification provisions in this Article 7 shall be the exclusive remedies of the Seller Indemnitees with respect to the transactions contemplated by this Agreement.
               (iv) Any claim that may be brought under Section 7.3(a)(ii) or Section 7.3(a)(iii), regardless of whether it may also be brought under Section 7.3(a)(i), shall not be subject to any limitation under Section 7.3(b)(i) or Section 7.3(b)(ii).
     7.4 Determination of Adverse Consequences. Notwithstanding anything to the contrary in this Agreement:
          (a) For purposes of determining whether a representation or warranty contained herein, other than those set forth in Section 4.1(h), has been breached for purposes of this Article 7 and determining the amount of Adverse Consequences suffered thereby by any Buyer Indemnitee or Seller Indemnitee, as the case may be, each representation and warranty set forth in this Agreement (other than as aforesaid), and any qualification with respect to any such representation or warranty set forth in the Schedules hereto, shall be read without regard or giving effect to any “material,” “materiality,” “Material Adverse Effect,” “substantial” or “Knowledge” qualifications that may be contained in any such representation or warranty; provided, however, that all “material,” “materiality,” “Material Adverse Effect,” “substantial” or “Knowledge” qualifications that are contained in any defined term shall be given effect;
          (b) Seller may not assert, and Seller shall be deemed to have waived in full, any claim with respect to a breach of a representation, warranty, covenant or agreement contained herein if, to Seller’s Knowledge, such breach existed prior to the Closing Date but such Party nevertheless proceeded with the Closing;
          (c) Neither the Partnership nor Buyer may assert, and each shall be deemed to have waived in full, any claim with respect to a breach of a representation, warranty, covenant or agreement contained herein if, to Buyer’s Knowledge, such breach existed prior to the Closing Date but such Party nevertheless proceeded with the Closing;

          (d) The provisions of this Article 7 shall apply in such a manner as not to give duplicative effect to any item of adjustment; and
          (e) The amount of Adverse Consequences required to be paid pursuant to this Article 7 shall be reduced to the extent of any insurance proceeds directly or indirectly received by the Indemnified Party.
     7.5 Notice of Asserted Liability; Opportunity to Defend.
          (a) All claims for indemnification hereunder shall be asserted and handled pursuant to this Section 7.5. Any Person claiming indemnification hereunder is referred to herein as the “Indemnified Party” and any Person against whom such claims are asserted hereunder is referred to herein as the “Indemnifying Party.”
          (b) If any claim is asserted against, or any Adverse Consequence is sought to be collected from, an Indemnifying Party, the Indemnified Party shall with reasonable promptness (and in any event prior to the expiration of the relevant survival period set forth in Section 7.1) provide to the Indemnifying Party a Claim Notice. The failure to notify the Indemnifying Party shall not relieve it of any liability that it may have to any Indemnified Party with respect to such claim or Adverse Consequence except to the extent the Indemnifying Party shall have been materially prejudiced by such failure or to the extent the Claim Notice was provided after the expiration of the relevant survival period set forth in Section 7.1.
          (c) The Indemnifying Party shall have 30 days from receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party in writing (i) whether or not the Indemnifying Party disputes the liability to the Indemnified Party hereunder with respect to the claim or Adverse Consequence, (ii) in any case in which Adverse Consequences are asserted against or sought to be collected from an Indemnifying Party by an Indemnified Party, whether or not the Indemnifying Party desires at its own sole cost and expense to attempt to remedy such Adverse Consequences or (iii) in any case in which claims are asserted against or sought to be collected from an Indemnified Party by a third Person (“Third Person Claim”), whether or not the Indemnifying Party desires at its own sole cost and expense to defend the Indemnified Party against such Third Person Claim.
          (d) If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Person Claim, the Indemnifying Party shall have the right to defend all appropriate proceedings with counsel of its own choosing (but reasonably satisfactory to the Indemnified Party) and such proceedings shall be diligently prosecuted by it to settlement or a final conclusion. If the Indemnified Party desires to participate in any such defense or settlement, other than at the request of the Indemnifying Party, it may do so at its sole cost and expense. If the Indemnified Party joins in defending any such Third Person Claim, the Indemnifying Party shall have full authority to determine all action to be taken with respect thereto. If the Indemnifying Party elects not to defend the Indemnified Party against a Third Person Claim or does not provide an answer within the Notice Period, the Indemnified Party shall be entitled to assume the defense of all appropriate proceedings related thereto with counsel of its choosing. If a proceeding is asserted against both the Indemnifying Party and the Indemnified Party and there are one or more defenses available to the Indemnified

Party that are not available to the Indemnifying Party or there is a conflict of interest that renders it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be responsible for paying for separate counsel for the Indemnified Party; provided, however, that, if there is more than one Indemnified Party, the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys (in addition to local counsel) to represent the Indemnified Parties, regardless of the number of Indemnified Parties. No compromise or settlement of any proceeding or Third Person Claim may be effected by the Indemnifying Party without the Indemnified Party’s written consent, which consent shall not be unreasonably withheld, unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and such settlement includes the granting by each claimant or plaintiff to each Indemnified Party of an unconditional release from all liability in respect of such Third Person Claim and the related proceeding, in which case the Indemnifying Party may compromise or settle such proceeding without the Indemnified Party’s consent.
          (e) If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel, at the cost and expense (it being understood that nominal internal costs and expenses and reasonable time expenditures of internal staff shall not be charged) of the Indemnifying Party, in contesting any Third Person Claim, in making any counterclaim against the third Person asserting the Third Person Claim or in making any cross complaint against any Person.
          (f) The costs and expenses of an Indemnified Party, including the fees, costs and expenses of its separate counsel, experts (including expert witnesses), consultants and any other representatives engaged by it, incurred in connection with the defense and settlement or final resolution of any Third Person Claim as to which such Indemnified Party has the right to control shall be treated as “Adverse Consequences” for all purposes hereunder.
ARTICLE 8
TAX MATTERS
     8.1 Cooperation on Tax Matters.
          (a) The Partnership, Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other, in connection with the filing of Tax Returns and any audit, litigation or other administrative or judicial proceeding relating to liability for Taxes and shall make their employees available on a mutually convenient basis to provide additional information and explanation of any materials related to Taxes. The Partnership, Buyer and Seller shall (i) retain all books and records that are in its possession with respect to Tax matters pertinent to the Assets relating to any whole or partial taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Partnership, Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Partnership, Buyer or Seller, as the case may be, shall allow the requesting party to take possession of such books and records.

          (b) The Partnership, Buyer and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed upon the Assets (including, but not limited to, with respect to the transactions contemplated hereby).
     8.2 Certain Taxes. Seller shall pay, and indemnify and hold harmless the Buyer Indemnitees for any applicable transfer, recording, documentary, sales, use, stamp, registration taxes or other transaction taxes, duties or similar charges payable in connection with the transfer of Assets from Seller to Buyer contemplated hereby, whether or not such taxes are imposed upon Seller, the Partnership or Buyer by Law.
     8.3 Audits. Seller, Buyer and the Partnership shall provide prompt written notice to the others of any pending or threatened Tax audit, assessment or proceeding that it becomes aware of related to the Assets for whole or partial periods for which it may be indemnified by any other party hereunder or for which any other party may be responsible. Such notice shall contain factual information (to the extent known) describing the asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice or other document received from any Tax authority in respect of any such matters. If an Indemnified Party has knowledge of an asserted Tax liability with respect to a matter for which it may be indemnified hereunder and such party fails to give the Indemnifying Party prompt notice of such asserted Tax liability, then (a) if the Indemnifying Party is precluded by the failure to give prompt notice from contesting the asserted Tax liability in any forum, the Indemnifying Party shall have no obligation to indemnify the Indemnified Party for any Taxes arising out of such asserted Tax liability, and (b) if the Indemnifying Party is not so precluded from contesting, but such failure to give prompt notice results in a detriment to the Indemnifying Party, then any amount which the Indemnifying Party is otherwise required to pay the Indemnified Party pursuant to this Section shall be reduced by the amount of such detriment, provided, the Indemnified Party shall nevertheless be entitled to full indemnification hereunder to the extent, and only to the extent, that such party can establish that the Indemnifying Party was not prejudiced by such failure. This Section 8.3 shall control the procedure for Tax indemnification matters to the extent it is inconsistent with any other provision of this Agreement.
     8.4 Control of Proceedings. The Party responsible for the Tax under this Agreement shall control audits and disputes related to such Taxes (including action taken to pay, compromise or settle such Taxes). Reasonable out of pocket expenses with respect to such contests shall be borne by Seller, on the one hand, and Buyer, on the other hand, in proportion to their responsibility for such Taxes as set forth in this Agreement. Except as otherwise provided by this Agreement, the non-controlling Party shall be afforded a reasonable opportunity to participate in such proceedings at its own expense.
     8.5 Powers of Attorney. Buyer and the Partnership shall provide Seller and its Affiliates with such powers of attorney or other authorizing documentation as are reasonably necessary to empower them to execute and file Tax Returns they are responsible for hereunder, file refund and equivalent claims for Taxes they are responsible for, and contest, settle, and resolve any audits and disputes that they have control over under Section 8.4 (including any refund claims which turn into audits or disputes).

     8.6 Remittance of Refunds. If Buyer or any Affiliate of Buyer receives a refund of any Taxes attributable to a Pre-Closing Tax Period that Seller is responsible for hereunder, or if Seller or any Affiliate of Seller receives a refund of any Taxes attributable to a Post-Closing Tax Period that Buyer is responsible for hereunder, the Party receiving such refund shall, within 15 days after receipt of such refund, remit it (net of all out-of-pocket expenses reasonably incurred to obtain such refund) to the party who has responsibility for such Taxes hereunder. For the purpose of this Section 8.6, the term “refund” shall include a reduction in Tax and the use of an overpayment as a credit or other tax offset, and receipt of a refund shall occur upon the filing of a return or an adjustment thereto using such reduction, overpayment or offset or upon the receipt of cash.
     8.7 Allocation of Purchase Price. Prior to Closing, Seller and Buyer shall use commercially reasonable efforts to agree upon the allocation of the Purchase Price among the Assets for all purposes (including Tax and financial accounting purposes). Buyer, Seller and their applicable respective Affiliates will file all Tax Returns (including amended Tax Returns and claims for refund) and information reports in a manner consistent with such agreed upon allocation.
     8.8 Closing Tax Certificate. At the Closing, Seller shall deliver to Buyer a certificate signed under penalties of perjury (i) stating that it is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) providing its U.S. Employer Identification Number and (iii) providing its address, all pursuant to Section 1445 of the Code.
ARTICLE 9
MISCELLANEOUS
     9.1 Insurance. Each of the Partnership and Buyer acknowledges and agrees that, following the Closing, the Insurance Policies of Seller and its Affiliates may be terminated or modified to exclude coverage of all or any portion of the Assets by Seller or its Affiliates and, as a result, Buyer acknowledges that the Assets will not be insured by Seller. Notwithstanding this Section 9.1, if any claims are made or losses occur prior to the Closing Date that relate solely to the Assets and such claims, or the claims associated with such losses, properly may be made against the policies retained by Seller or its Affiliates pursuant to Section 9.1 or under policies otherwise retained by Seller or its Affiliates after the Closing, then, subject to any limitations under the Insurance Policies (including time restrictions on “claims made” policies), Seller shall use its reasonable commercial efforts so that Buyer can file, notice, and otherwise continue to pursue these claims pursuant to the terms of such policies.
     9.2 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided that a Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will advise the other Parties before making the disclosure).

     9.3 No Third Party Beneficiaries. Except as otherwise specifically provided in this Agreement, nothing in this Agreement shall confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
     9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided, however, that each of Buyer and the Partnership may assign this Agreement and any of its rights, interests and obligations hereunder to Affiliates without the approval of any other Party.
     9.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together will constitute one and the same instrument.
     9.6 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given one business day after it is sent by overnight expedited courier or two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Buyer or the Partnership:	With copy to:

WPP LLC	WPP LLC
c/o Natural Resource Partners L.P.	c/o Natural Resource Partners L.P.
P.O. Box 2827	Suite 3600
Huntington, WV 25727-2827	601 Jefferson Street
Attn: Nick Carter	Houston, TX 77002
Tel: (304) 522-5757	Attn: Wyatt Hogan
Fax: (304) 522 5401	Tel: (713) 751-7516
Fax: (713) 751-7517

and

Robert V. Jewell
Andrews Kurth LLP
600 Travis
Suite 4200
Houston, TX 77002
Tel: (713) 220-4358
Fax: (713) 238-7135

If to Seller:	With a copy to:

Western Pocahontas Properties Limited	c/o Western Pocahontas Properties Limited
Partnership	Partnership
P.O. Box 2827	Suite 3600
Huntington, WV 25727-2827	601 Jefferson Street

Attn: Nick Carter	Houston, TX 77002
Tel: (304) 522-5757	Attn: Wyatt Hogan
Fax: (304) 522-5401	Tel: (713) 751-7516
Fax: (713) 751-7517
Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the addresses set forth above using any other means (including personal delivery, expedited overnight courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.
     9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of West Virginia without giving effect to any choice or conflict of law provision or rule (whether of the State of West Virginia or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of West Virginia.
     9.8 Consent to Jurisdiction and Service of Process; Appointment of Agent for Service of Process. EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF WEST VIRGINIA AND ANY WEST VIRGINIA STATE COURT LOCATED IN HUNTINGTON, WEST VIRGINIA AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR ANY BUSINESS OR OTHER DISPUTES BETWEEN THE PARTIES (WHETHER SUCH ACTIONS OR PROCEEDINGS ARE BASED IN STATUTE, TORT, CONTRACT OR OTHERWISE), SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR SUCH ACTIONS OR PROCEEDINGS, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (C) AGREES THAT IT WILL NOT BRING ANY SUCH ACTION OR PROCEEDING IN ANY COURT OTHER THAN SUCH COURTS. EACH PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE AND IRREVOCABLE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH ACTIONS OR PROCEEDINGS AND AGREES THAT ANY SUCH JUDGMENT MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES SHALL BE MAILED BY REGISTERED MAIL TO THE RESPECTIVE PARTY EXCEPT THAT, UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY A PARTY

REFUSES TO ACCEPT SERVICE, EACH PARTY AGREES THAT SERVICE UPON THE APPROPRIATE PARTY BY REGISTERED MAIL, RETURN RECEIPT REQUESTED, SHALL CONSTITUTE SUFFICIENT SERVICE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
     9.9 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS. EACH PARTY WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
     9.10 Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter of this Agreement. Neither this Agreement nor any amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer, Partnership and Seller.
     9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
     9.12 Transaction Expenses. Each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby.
     9.13 Waiver. No waiver by either Party of any default by the other Party in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner release the other Party from, performance of any other provision, condition or requirement herein, nor shall such waiver be deemed to be a waiver of, or in any manner a release of, the other Party from future performance of the same provision, condition or requirement. Any delay or omission of either Party to exercise any right hereunder shall not impair the exercise of any such right, or any like right, accruing to it thereafter. The failure of either Party to perform its obligations hereunder shall not release the other Party from the performance of such obligations.
     9.14 Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement and the other Transaction Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other Transaction Documents shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement or the other Transaction Documents.
[Signature page follows.]

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

WPP LLC, a Delaware limited liability company
By:	NRP (Operating) LLC, its sole managing member,

By:	/s/ Nick Carter
	Name:	Nick Carter
	Title:	President and Chief Operating Officer

NATURAL RESOURCE PARTNERS L.P., a Delaware limited partnership
By:	NRP (GP) LP, its general partner

By:	GP Natural Resource Partners LLC, its general partner

By:	/s/ Nick Carter
	Name:	Nick Carter
	Title:	President and Chief Operating Officer

WESTERN POCAHONTAS PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership
By:	Western Pocahontas Corporation, its general partner

By:	/s/ Corbin J. Robertson, Jr.
	Name:	Corbin J. Robertson, Jr.
	Title:	Chairman

Exhibit A
Definitions
     Definitions. Unless otherwise provided to the contrary in this Agreement, capitalized terms in this Agreement shall have the following meanings:
     “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses, but excluding lost profits, punitive, exemplary, special or consequential damages.
     “Affiliate” means, with respect to any specified Person, any other person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this Agreement, the Partnership Parties shall not be deemed to be Affiliates of Seller, and Seller and its Affiliates shall not be deemed to be Affiliates of the Partnership Parties.
     “Agreement” has the meaning set forth in the preface.
     “Assets” has the meaning set forth in Section 2.1.
     “Assignment and Assumption of Leases” has the meaning set forth in Section 2.6(a)(ii).
     “Bill of Sale” has the meaning set forth in Section 2.6(a)(iii).
     “Buyer” has the meaning set forth in the preface.
     “Buyer Indemnitees” means, collectively, Buyer, the Partnership, each Affiliate of Buyer or the Partnership and their respective members, managers, officers, directors, employees, agents and representatives.
     “Cash Consideration” means a cash amount equal to (i) $26,145,000 minus (ii) an amount equal to the fair market value of the Transaction Units calculated using the average closing price per Common Unit for the 20 consecutive trading days ending on the third trading day prior to the Closing Date.
     “CERCLA” has the meaning set forth in Section 3.2(e)(i).
     “Claim Notice” means a written notice of a claim for indemnification pursuant to this Agreement specifying in reasonable detail the specific nature of the claim for which indemnification is sought.

     “Class B Units” means units representing limited partner interests of the Partnership designated as Class B Units under the Partnership Agreement and having the rights, privileges, preferences, limitations, obligations and such other terms as set forth in the Partnership Agreement.
     “Closing” has the meaning set forth in Section 2.4.
     “Closing Date” has the meaning set forth in Section 2.4.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Common Units” means units representing limited partner interests of the Partnership designated as Common Units under the Partnership Agreement and having the rights, privileges, preferences, limitations, obligations and such other terms as set forth in the Partnership Agreement.
     “Conflicts Committee” shall have the meaning set forth in the Partnership Agreement.
     “Deeds” has the meaning set forth in Section 2.6(a)(i).
     “Effective Time” shall have the meaning set forth in Section 2.5.
     “Encumbrance” means any mortgage, pledge, lien, encumbrance, servitude, restriction, reservation, easement, right-of-way, charge, other security interest, including any and all coal or mineral leases or surface leases on any Assets and including rights or obligations under any collective bargaining agreement.
     “Environmental Law” or “Environmental Laws” has the meaning set forth in Section 3.2(e)(i).
     “Equity Interest” means (i) the equity ownership rights in a business entity, whether a corporation, company, joint stock company, limited liability company, general or limited partnership, joint venture, bank, association, trust, trust company, land trust, business trust, sole proprietorship or other business entity or organization, and whether in the form of capital stock, ownership unit, limited liability company or membership interest, limited or general partnership interest or any other form of ownership, and (ii) also includes all Equity Interest Equivalents.
     “Equity Interest Equivalents” means all rights, warrants, options, convertible securities or indebtedness, exchangeable securities or other instruments, or other rights that are outstanding and exercisable for or convertible or exchangeable into, directly or indirectly, any Equity Interest described in clause (i) of the definition thereof at the time of issuance or upon the passage of time or occurrence of some future event.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Excluded Assets” has the meaning set forth in Section 2.2.

     “Fundamental Buyer Representations” has the meaning set forth in Section 7.1.
     “Fundamental Seller Representations” has the meaning set forth in Section 7.1.
     “General Partner” means NRP (GP) LP, a Delaware limited partnership and the general partner of the Partnership.
     “Governmental Authority” means the United States and any foreign, state, county, city, local or other political subdivision, agency, court, quasi-judicial body or instrumentality.
     “Hazardous Substance” means any material defined as a “hazardous substance” hazardous waste” under any Environmental Law.
     “Incentive Distribution Rights” means incentive distribution rights issued by the Partnership to the General Partner and certain limited partners of the General Partner in the form of a non-voting limited partner interest in the Partnership as specifically defined and provided for in the Partnership Agreement.
     “Indemnified Party” has the meaning set forth in Section 7.5(a).
     “Indemnifying Party” has the meaning set forth in Section 7.5(a).
     “Insurance Policies” means those material policies of insurance that Seller or any of its Affiliates maintained with respect to the Assets prior to Closing.
     “Knowledge” means (i) in the case of Seller, the actual knowledge of Corbin J. Robertson, Jr., Nick Carter, Dwight L. Dunlap, Kevin F. Wall and Wyatt L. Hogan, after due inquiry, and (ii) in the case of Buyer, the actual knowledge of Nick Carter, Dwight L. Dunlap, Kevin F. Wall, Kevin J. Craig and Wyatt L. Hogan, after due inquiry.
     “Laws” means any statute, code, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any applicable Governmental Authority.
     “Leases” means all leases of any of the minerals, servitudes, easements, roads, rights of access, ingress, egress and rights of way relating or appurtenant to or useful in connection with the Mineral Properties, including those leases described or listed in Schedule 2.1(b), but excluding any Excluded Assets.
     “Liability Cap” has the meaning set forth in Section 7.2(b)(i).
     “Managing General Partner” means GP Natural Resource Partners LLC, a Delaware limited liability company and the general partner of the General Partner.
     “Material Adverse Effect” means, with respect to Seller or the Partnership, as applicable, any result, occurrence, event or circumstance (each, an “Effect”) (whether or not foreseeable as of the date of this Agreement or covered by insurance) that, individually or in the aggregate with any such other Effects has had or has a material adverse effect on (x) the condition (financial or otherwise), business, properties or results of operations of, as applicable,

Seller or the Partnership and its subsidiaries, taken as a whole, (y) in the case of Seller, the condition (financial or otherwise) of the Assets or the ability of Seller to own and operate the Assets in the Ordinary Course of Business, including the ability to lease the coal reserves included in the Assets to third Persons for the purpose of mining such coal reserves, or (z) the ability of, as applicable, Seller, the Partnership or Buyer to perform its obligations under or consummate the transactions contemplated by the Transaction Documents to which it is a party; provided, however, that a Material Adverse Effect shall not be deemed to occur pursuant to clause (x) solely as a result of (1) any Effect that is generally applicable to the industry and markets in which, as applicable, Seller or the Partnership and its subsidiaries operate or (2) any Effect that is generally applicable to the United States economy or securities markets, provided that the Effects in the case of clauses (1) or (2) of this sentence do not disproportionately affect, as applicable, Seller or the Partnership and its subsidiaries.
     “Mineral Properties” means certain coal reserves located in Grant and Tucker counties, West Virginia, as more particularly identified in the Deeds, but excluding any Excluded Assets.
     “Non-Permitted Mineral Properties” means the Mineral Properties that are not part of the permitted mine plan associated with the Assets as of the date of this Agreement, which Mineral Properties are more particularly identified in Schedule 2.1(a).
     “NYSE” means The New York Stock Exchange.
     “Obligations” means duties, liabilities and obligations, whether vested, absolute or contingent, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether contractual, statutory or otherwise.
     “Omnibus Agreement” means that certain Omnibus Agreement dated as of October 17, 2002 by and among the Managing General Partner, the General Partner, the Partnership, Seller and the other parties thereto.
     “Ordinary Course of Business” means the ordinary course of business in all material respects consistent with the affected Party’s past custom and practice (including with respect to quantity and frequency).
     “Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.
     “Overriding Royalty” means a royalty to be retained by Seller, as a covenant running with the land, with respect to coal sold from the Non-Permitted Mineral Properties, as further described in the Deeds.
     “Partnership” has the meaning set forth in the preface.
     “Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership dated as of January 4, 2007.

     “Partnership Parties” means the Managing General Partner, the General Partner, the Partnership and each Subsidiary of the Partnership.
     “Partnership SEC Documents” means the Partnership’s reports, schedules, forms, statements and other documents filed under the Exchange Act since December 31, 2006 and prior to the date of this Agreement.
     “Party” or “Parties” has the meanings set forth in the preface.
     “Permitted Encumbrances” means any of the following: (i) any liens for Taxes and assessments not yet due and payable or, if due and payable, that are being contested in good faith by appropriate proceedings; (ii) any obligations or duties vested in any municipality or other Governmental Authority to regulate any Asset under zoning, building and land use Laws; (iii) liens of mechanics, materialmen, carriers, workmen, warehousemen, repairmen arising or incurred in the Ordinary Course of Business and securing obligations that are not delinquent or, if delinquent, that are being contested in good faith by appropriate proceedings and have been properly bonded over; (iv) Encumbrances and other conveyances (including deeds, easements, leases and licenses) of record in the chain of title of Seller or its Affiliates and their predecessors-in-title; (v) easements, rights-of-way, restrictions and other similar encumbrances existing and of record; (vi) the Leases; (vii) encroachments, overlaps, and any other matters which would be disclosed by an accurate survey and inspection of the Assets; and (viii) any portion of the Assets which is within the bounds of any public roads, railroads, streets and/or highways which would be disclosed by an inspection of the Assets. Notwithstanding the above, paragraph (iv) above does not include mortgages, deeds of trust, pledges, liens or security interests.
     “Person” means an individual or entity, including any corporation, association, joint stock company, trust, joint venture, limited liability company or unincorporated organization, or Governmental Authority.
     “Personal Property” means all personal property of Seller relating to the Assets, including all Records, permits, licenses and other governmental authorizations issued to or held by Seller relating to the other Assets.
     “Post-Closing Tax Period” means any Tax period ending after the Closing Date.
     “Pre-Closing Tax Period” means any Tax periods ending on or before the Closing Date.
     “Purchase Price” has the meaning set forth in Section 2.3.
     “Records” means all records in the possession of Seller pertaining to the Mineral Properties, including all the title information, real estate tax records and maps, files, reserve information, historical production information, environmental information and other similar materials pertaining to such Assets, and true and correct copies or originals of the Leases.
     “Required Consents” has the meaning set forth in Section 3.1(d).
     “SEC” means the U.S. Securities and Exchange Commission.

     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Seller” has the meaning set forth in the preface.
     “Seller Indemnitees” means, collectively, Seller and its Affiliates and their respective members, managers, officers, directors, employees, agents, and representatives.
     “SMCRA” means the Surface Mining Control and Reclamation Act of 1977, 30 U.S.C. section 1201 et seq.
     “Subordinated Units” means units representing limited partner interest of the Partnership designated as subordinated units under the Partnership Agreement and having the rights, obligations and such other terms as set forth in the Partnership Agreement.
     “Tax” or “Taxes” means any state or local ad valorem, real property or personal property tax, including any interest, penalty or addition thereto, whether disputed or not.
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Third Person Claim” has the meaning set forth in Section 7.5.
     “Threshold Amount” has the meaning set forth in Section 7.2(b).
     “Transaction Documents” means the Agreement and the other documents and instruments to be delivered at the Closing pursuant to this Agreement.
     “Transaction Units” means an aggregate of 250,000 Common Units.
     “Voting Debt” means bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which holders of Equity Interests may vote.